Exhibit 99.1

SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE is made as of October 7, 2004 by and between CHICAGO MERCANTILE EXCHANGE INC., a Delaware corporation (“Tenant”) and CHICAGO MERCANTILE EXCHANGE TRUST (“Landlord”).

RECITALS:

Landlord, as assignee of CME Real Estate Company, and Tenant as successor to Chicago Mercantile Exchange, an Illinois not-for-profit corporation, are parties to a certain Lease dated November 11, 1983 as amended by Amendment dated as of December 6, 1989 (as so amended, the “Lease”). The parties desire to further amend the Lease as provided herein.

THEREFORE, the parties agree as follows:

1. The Expiration Date of the Lease is hereby extended from October 31, 2005 to October 31, 2009 and the second extended term referred to in Section 23 of the Lease shall be the period beginning on November 1, 2009 and ending on October 31, 2012. It is the intention of Landlord and Tenant that the foregoing change in the Expiration Date and the length of the second extended term shall not change the amount or calculation of Base Rent, Additional Rent, ROI—Cash Rent and maximum annual cash rental expense for various periods during the term of the Lease. Therefore, for all purposes of calculating rent under Sections 1 and 2 of the Lease and notwithstanding the extension of the Expiration Date to October 31, 2009 and the commencement of the second extended term to November 1, 2009, references in Sections 1 and 2 of the Lease to the first extended term shall be deemed to mean and refer to the period beginning on November 1, 1998 and ending on October 31, 2005 and to the second extended term shall be deemed to mean and refer to the period beginning on November 1, 2005 and ending on either (a) October 31, 2009, if Tenant does not exercise its option to extend the term under Section 23, or (b) October 31, 2012, if Tenant exercises its option to extend the term to October 31, 2012.

2. If Tenant does not elect to exercise the option to extend the term from October 31, 2009 to October 31, 2012, then on October 31, 2009 Tenant shall pay to Landlord a fee (the “Termination Fee”) equal to the sum of One Hundred Seventy-One Thousand Dollars ($171,000).

3. The definition of “Trading Volume” set forth in Section 2A.(i) of the Lease shall be amended in its entirety to be the following:

“Trading Volume” means the total number of Futures Contract Trades each calendar year (or portion thereof if the period of determination is not a calendar year.

4. Section 2A(xi) of the Lease shall be amended in its entirety to provide:

“Futures contract trades” means (1) all futures contracts executed on the demised premises plus (2) the Factored Option Volume of all options contracts executed on the demised premises as calculated by the following formula:

C/[A/B]	=	Factored Option Volume

Where:

A	=	Annual volume from options
Total volume options and futures

B	=	Annual revenue from clearing fees on options
Total annual clearing fees

C	=	Option volume

Futures Contract Trades do not include any futures or options on futures contracts executed via any electronic trading platform (including, without limitation, GLOBEX (r) electronic trading platform).

5. Without limiting any other provisions hereof, except for liability caused by the negligence or willful acts of Landlord or its agents, employees, contractors or invitees, Tenant agrees to defend, protect, indemnify and save harmless Landlord and its trustees, affiliates, officers, agents, servants and employees from and against all liability to third parties arising out of the use of the demised premises or the acts or omissions of Tenant or its servants, agents, employees, contractors, suppliers or workers.

6. Tenant shall keep full, complete and accurate books and records in accordance with accepted accounting practices sufficient to permit Landlord to review and, if necessary, audit Tenant’s calculation of the components of Additional Rent. Tenant shall retain such books and records, in any way relating to the determination of Additional Rent, for at least three (3) years from the end of the period to which they are applicable or, if any audit is required or a controversy should arise between the parties regarding Additional Rent, until such audit or controversy is terminated, even though such retention period may be after the expiration of the Term or earlier termination of this Lease.

Upon the request of Landlord, Tenant shall provide Landlord with a statement setting forth the calculation of Additional Rent within ninety (90) days after the end of each calendar year, certified to be true, complete and correct by Tenant’s chief financial officer to the best of his knowledge based upon his review of the calculation of Additional Rent and such back-up information or summaries of trading activities as he deems reasonable for purposes of making such statement. Landlord may at any reasonable time, upon at least ten (10) days’ prior written notice to Tenant, cause a complete audit to be made of Tenant’s entire books, records, and other materials which Tenant is required to retain for the three-year period immediately preceding such notice. During such audit, Landlord or its authorized representatives shall have full and free access to such books, records, and materials and the right to require that Tenant, its agents and employees, furnish such information or explanation with respect to such items as may be necessary for a proper examination and audit thereof. If such audit shall disclose that any of Tenant’s statements of Additional Rent were understated to the extent of five percent (5%) or more, Tenant shall pay Landlord the cost of such audit and any deficiency in Additional Rent, with interest at the Prime Rate of interest as reported in the Wall Street Journal. Landlord’s acceptance of Additional Rent shall be without prejudice to the Landlord’s examination, audit and other rights hereunder.

7. Landlord shall be entitled to show the demised premises (i) to prospective tenants at any time during the last 18 months of the term of the Lease and (ii) to prospective purchasers, prospective and actual lenders and prospective and actual investors at any time during the term of the Lease, provided that any such visits are accompanied by a representative of Tenant, take place at reasonable times before or after open outcry trading hours and at reasonable intervals and do not include secured areas.

Except as modified hereby the Lease will remain in full force and effect in accordance with its terms.

TENANT:

CHICAGO MERCANTILE EXCHANGE INC.,
a Delaware corporation

By	/s/ David Gomach
October 15, 2004

LANDLORD:

CHICAGO MERCANTILE EXCHANGE TRUST

By	/s/ Terry Duffy
Trustee
October 14, 2004